Exhibit 99.3


               THIRD AMENDMENT TO RIGHTS AGREEMENT

   THIS THIRD AMENDMENT is made as of the 20th day of February, 1995, by and between Fleet Financial Group, Inc., a Rhode Island corporation (the "Company") and Fleet National Bank, a national banking association (the "Rights Agent").


                 W I T N E S S E T H   T H A T:

   WHEREAS, the Company and the Rights Agent are parties to a certain Rights Agreement, dated as of November 21, 1990, as amended by a First Amendment to Rights Agreement dated February 28, 1991 and a Second Amendment to Rights Agreement dated July 12, 1991, which Agreement as amended is hereby incorporated by reference herein and made a part hereof (as amended, the "Agreement");

   WHEREAS, the Company desires to amend the Agreement in the manner hereinafter set forth; and

   WHEREAS, such amendment is permitted pursuant to Section 27 of the Agreement.

   NOW, THEREFORE, the Agreement is hereby amended as follows:

   1. The definition of "Acquiring Person" in Section 1(a) of the Agreement shall be amended to add, after clause (z) thereof, the following:

   ; and (aa) Shawmut National Corporation ("Shawmut") shall not become an "Acquiring Person" solely by means of its (i) execution and delivery of that certain Agreement and Plan of Merger dated February 20, 1995 between the Company and Shawmut, (ii) execution and delivery of a Stock Option Agreement dated February 20, 1995 (the "Option Agreement") between the Company and Shawmut, which Option Agreement grants to Shawmut the right to acquire 24,195,625 shares of Common Stock (or such greater number of shares of Common Stock provided by the anti-dilution provisions of the Option Agreement) at an option price of $24.50 per share or (iii) exercise of the option granted under the Option Agreement. Notwithstanding anything contained herein, if, at any time subsequent to the date of exercise of the Option, Shawmut, together with all Affiliates and Associates of Shawmut, shall purchase or otherwise become (as a result of actions taken by Shawmut or its Affiliates or Associates) the Beneficial Owners of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock, so long as Shawmut is or becomes, at such time, the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, then Shawmut shall be deemed to be an "Acquiring Person".

   2. Except as modified and amended hereby, the Agreement shall remain in full force and effect and is in all other respects ratified and confirmed.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the day and year first above written.

                                 FLEET FINANCIAL GROUP, INC.


                                 /s/William C. Mutterperl
                                 By:  William C. Mutterperl
                                 Title:  Senior Vice President
                                         General Counsel and
                                         Secretary


                                 FLEET NATIONAL BANK


                                 /s/Rosemarie Pavao
                                 By:  Rosemarie Pavao
                                 Title: Vice President